Exhibit 99.1

LKQ Corporation Announces 2007 First Quarter Net Income Results Up 30.7%, Record Earnings, and Expansion of its Bank Credit Facility

Chicago, IL—April 26, 2007—LKQ Corporation (NASDAQ: LKQX) today announced results for its first quarter ended March 31, 2007, with revenue of $235.3 million, net income of $15.8 million and diluted earnings per share of $0.28.

“We reported record revenue for the first quarter, and delivered impressive revenue growth of over 22%, with organic revenue growth of approximately 10% for the quarter. We are pleased to announce that three acquisitions have been completed since we reported our year-end 2006 results, which include a retail oriented recycled parts operation with facilities in Dallas, TX, a small aftermarket business based in Birmingham, AL, and a parts recycling facility that will ultimately allow us to better serve the professional repair market in the greater Philadelphia area. We have signed letters of intent to acquire three additional businesses, which have combined estimated annual revenue of approximately $36 million, and we have increased our credit facility capacity up to a $205 million level to fund future acquisitions,” said Joe Holsten, President and Chief Executive Officer.

Commenting on business operations, Holsten said “We were particularly pleased with the improvement in margins during the quarter. As a result of obtaining additional leverage from investments in our distribution network and other infrastructure, our business operations posted a 100 basis point improvement in our operating income margin, resulting in the highest operating income margin we have achieved so far.”

2007 Reported Results

For the first quarter of 2007, revenue increased 22.5% to $235.3 million compared with $192.1 million for the first quarter of 2006. Our organic revenue growth for the quarter was 9.8%.  Net income for the quarter increased 30.7% to $15.8 million compared with $12.1 million for the first quarter of 2006. Diluted earnings per share was $0.28 for the quarter compared with $0.22 for the first quarter of 2006.

Our consolidated aftermarket collision replacement parts, refurbished wheels and refurbished lighting revenue for the first quarter was $60.8 million. In addition a subsidiary operates an aluminum smelter that melts damaged and unusable wheel cores as a means of product disposal. For the first quarter of 2007, the smelter’s revenue was $10.4 million at a gross margin of approximately 6.6%, compared to $4.4 million of revenue at a gross margin of approximately 6.3% for the two months we owned the smelter in the first quarter of 2006.

The weighted average diluted shares outstanding for the first quarter of 2007 was 56.0 million compared to 55.5 million for the first quarter of 2006.

Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, (“FIN 48”) became effective January 1, 2007, requiring us to record additional income tax liabilities of $0.3 million related to previously unrecognized interest and penalties. FIN 48 required these liabilities be charged to retained earnings as of January 1, 2007.

Business Acquisitions

In January we acquired Northern Light Refinishing, a small business near Grand Rapids, MI, that refurbishes head and tail lights. While currently a small business, we believe many of our light cores can be refurbished back into high quality replacement lights that can be sold to our collision repair and retail customers.

In February we acquired Potomac German Auto, a recycling business that serves the professional repair market from two locations totaling 13 acres. One facility is in Frederick, MD and the other is in St. Augustine, FL. These locations specialize in Mercedes Benz and BMW vehicles.

In March and April we acquired three businesses that had approximately $9.0 million in trailing annual revenue prior to our acquisition of them. These businesses are Al’s Atomic, a retail oriented recycling business with two facilities in Dallas, TX totaling 50 acres, Crash Parts Warehouse, a small aftermarket business in Birmingham, AL, and Thruway, a small recycling business on 30 acres in Parryville, PA that will be a start-up for us to better serve the professional repair market in the greater Philadelphia area. We expect these three recent acquisitions on a combined basis to provide less than $0.01 in diluted earnings per share for 2007.

Company Outlook

We expect that 2007 organic revenue growth will be in the low double digits, with the balance of the growth being the full year impact of 2006 business acquisitions and the acquisitions that we have completed so far in 2007. We expect net income to be within a range of $54.2 million to $57.2 million and diluted earnings per share to be between $0.96 and $1.01.

Due to a new state tax law that was enacted in April 2007, we will be required to adjust some deferred tax assets in the second quarter of 2007. We estimate that our tax assets and net income will be reduced by approximately $0.6 million which will lower our diluted earnings per share by $0.01 in the second quarter of 2007.

For the second quarter of 2007, including the effect of the new state tax law, we expect net income to be within a range of $13.0 million to $13.5 million and diluted earnings per share to be between $0.23 and $0.24.

We anticipate that net cash provided by operating activities for 2007 will be over $55.0 million. We estimate our full year 2007 capital expenditures related to property and equipment, excluding expenditures for acquiring businesses, will be between $45.0 to $50.0 million. This includes approximately $5.0 million related to capital expenditures planned in late 2006 on projects that became delayed. As of April 26, 2007, we had outstanding debt under our bank credit facility of $117.5 million.

In April 2007 we increased the capacity of our bank credit facility from $135 million to $205 million with an accordion feature that could increase it to $305 million with the consent of banks participating in such increase. We also extended the maturity date of the facility to April 2012.

We estimate the weighted average diluted shares outstanding for the full year 2007 will be approximately 56.5 million. These share numbers are estimates and will be affected by factors such as any future stock issuances, the number of our options exercised in subsequent periods, and changes in our stock price.

Quarterly Conference Call

We will host an audio webcast to discuss our first quarter 2007 earnings results on Thursday, April 26, 2007 at 10:30 a.m. Eastern Time. The live audio webcast can be accessed on the internet at www.lkqcorp.com in the Investor Relations section. An online replay of the webcast will be available on our website approximately two hours after the live presentation and will remain on the site until May 8, 2007.

About LKQ Corporation

LKQ Corporation is the largest nationwide provider of recycled light vehicle OEM products and related services and the second largest nationwide provider of aftermarket collision replacement products and refurbished wheels. LKQ operates over 100 facilities offering its customers a broad range of replacement systems, components, and parts to repair light vehicles.

Forward Looking Statements

The statements in this press release that are not historical are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our expectations, beliefs, hopes, intentions or strategies.  Forward looking statements involve risks and uncertainties, some of which are not currently known to us.  Actual events or results may differ materially from those expressed or implied in the forward looking statements as a result of various factors.  These factors include:

•                  the availability and cost of inventory;

•                  pricing of new OEM replacement parts;

•                  variations in vehicle accident rates;

•                  changes in state or federal laws or regulations affecting our business;

•                  fluctuations in fuel prices;

•                  changes in the demand for our products and the supply of our inventory due to severity of weather and seasonality of weather patterns;

•                  changes in the types of replacement parts that insurance carriers will accept in the repair process;

•                  the amount and timing of operating costs and capital expenditures relating to the maintenance and expansion of our business, operations and infrastructure;

•                  declines in asset values;

•                  uncertainty as to changes in U.S. general economic activity and the impact of these changes on the demand for our products;

•                  uncertainty as to our future profitability;

•                  increasing competition in the automotive parts industry;

•                  our ability to increase or maintain revenue and profitability at our facilities;

•                  uncertainty as to the impact on our industry of any terrorist attacks or responses to terrorist attacks;

•                  our ability to operate within the limitations imposed by financing arrangements;

•                  our ability to obtain financing on acceptable terms to finance our growth;

•                  our ability to integrate and successfully operate recently acquired companies and any companies acquired in the future and the risks associated with these companies;

•                  our ability to develop and implement the operational and financial systems needed to manage our growing operations; and

•                  other risks that are described in our Form 10-K filed February 28, 2007 and in other reports filed by us from time to time with the Securities and Exchange Commission.

You should not place undue reliance on the forward looking statements.  We assume no obligation to update any forward looking statement to reflect events or circumstances arising after the date on which it was made.

CONTACT:	LKQ Corporation
Mark T. Spears, Executive Vice President and Chief Financial Officer
312-621-1950
irinfo@lkqcorp.com

Financial Tables To Follow

LKQ CORPORATION AND SUBSIDIARIES

Unaudited Consolidated Condensed Statements of Income

( In thousands, except per share data )

	Three Months Ended
	March 31,
	2007	2006

Revenue	$235,318	$192,139

Cost of goods sold	128,222	103,728

Gross margin	107,096	88,411

Facility and warehouse expenses	25,610	20,494

Distribution expenses	22,175	19,926

Selling, general and administrative expenses	28,732	24,910

Depreciation and amortization	3,317	2,736

Operating income	27,262	20,345

Other (income) expense:
Interest expense, net	1,733	943
Other (income) expense, net	(648)	(806)

Total other expense	1,085	137

Income before provision for income taxes	26,177	20,208

Provision for income taxes	10,383	8,124

Net income	$15,794	$12,084

Net income per share:
Basic	$0.30	$0.23

Diluted	$0.28	$0.22

Weighted average common shares outstanding:
Basic	53,316	52,062

Diluted	56,002	55,467

LKQ CORPORATION AND SUBSIDIARIES

Unaudited Consolidated Condensed Statements of Cash Flows

( In thousands )

	Three Months Ended March 31,
	2007	2006

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$15,794	$12,084
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	3,453	2,736
Share-based compensation expense	1,167	743
Deferred income taxes	686	384
Excess tax benefit from share-based payment arrangements	(157)	(1,849)
Gain on sale of investment securities	—	(719)
Other adjustments	3	(12)
Changes in operating assets and liabilities, net of effects from purchase transactions:
Receivables	(8,167)	(2,108)
Inventory	(10,807)	(13,479)
Income taxes payable	7,453	6,907
Other operating assets and liabilities	1,005	(593)

Net cash provided by operating activities	10,430	4,094

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, equipment and other long term assets	(9,080)	(8,577)
Repayment of escrow	—	(2,561)
Cash used in acquisitions	(14,574)	(29,068)

Net cash used in investing activities	(23,654)	(40,206)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options and warrants	202	2,330
Excess tax benefit from share-based payment arrangements	157	1,849
Repurchase and retirement of redeemable common stock	(1,125)	—
Net borrowings of long-term debt	15,840	32,305

Net cash provided by financing activities	15,074	36,484

Net increase in cash and equivalents	1,850	372

Cash and equivalents, beginning of period	4,031	3,173

Cash and equivalents, end of period	$5,881	$3,545

LKQ CORPORATION AND SUBSIDIARIES
Unaudited Consolidated Condensed Balance Sheets
(In thousands, except share and per share data)

	March 31,	December 31,
	2007	2006
Assets

Current Assets:
Cash and equivalents	$5,881	$4,031
Receivables, net	57,668	49,254
Inventory	139,095	124,541
Deferred income taxes	2,923	2,619
Prepaid expenses	2,776	3,369

Total Current Assets	208,343	183,814

Property and Equipment, net	132,373	127,084
Intangibles	256,965	246,300
Other Assets	10,118	7,157

Total Assets	$607,799	$564,355

Liabilities and Stockholders’ Equity

Current Liabilities:
Accounts payable	$22,148	$19,242
Accrued expenses	28,060	29,504
Income taxes payable	7,966	304
Deferred revenue	4,201	3,859
Current portion of long-term obligations	10,376	8,485

Total Current Liabilities	72,751	61,394

Long-Term Obligations, Excluding Current Portion	106,662	91,962
Deferred Income Tax Liability	2,752	1,848
Other Noncurrent Liabilities	7,919	7,332

Redeemable Common Stock, $0.01 par value, 100,000 shares issued at December 31, 2006	—	617

Commitments and Contingencies

Stockholders’ Equity:
Common stock, $0.01 par value, 500,000,000 shares authorized, 53,330,126 and 53,299,827 shares issued at March 31, 2007 and December 31, 2006, respectively.	533	533
Additional paid-in capital	324,206	323,189
Retained earnings	91,932	76,422
Accumulated other comprehensive income	1,044	1,058

Total Stockholders’ Equity	417,715	401,202

Total Liabilities and Stockholders’ Equity	$607,799	$564,355

LKQ CORPORATION AND SUBSIDIARIES

Unaudited Supplementary Data

( $ in thousands, except per share data )

	Three Months Ended March 31,
Operating Highlights	2007		2006
		% of		% of
		Revenue		Revenue	Growth	% Growth

Revenue	$235,318	100.0%	$192,139	100.0%	$43,179	22.5%

Cost of goods sold	128,222	54.5%	103,728	54.0%	24,494	23.6%

Gross margin	107,096	45.5%	88,411	46.0%	18,685	21.1%

Facility and warehouse expenses	25,610	10.9%	20,494	10.7%	5,116	25.0%

Distribution expenses	22,175	9.4%	19,926	10.4%	2,249	11.3%

Selling, general and administrative expenses	28,732	12.2%	24,910	13.0%	3,822	15.3%

Depreciation and amortization	3,317	1.4%	2,736	1.4%	581	21.2%

Operating income	27,262	11.6%	20,345	10.6%	6,917	34.0%

Other (income) expense:
Interest expense, net	1,733	0.7%	943	0.5%	790	83.8%
Other (income) expense, net	(648)	-0.3%	(806)	-0.4%	158	-19.6%

Total other expense	1,085	0.5%	137	0.1%	948	692.0%

Income before provision for income taxes	26,177	11.1%	20,208	10.5%	5,969	29.5%

Provision for income taxes	10,383	4.4%	8,124	4.2%	2,259	27.8%

Net income	$15,794	6.7%	$12,084	6.3%	$3,710	30.7%

Net income per share:
Basic	$0.30		$0.23		$0.07	30.4%

Diluted	$0.28		$0.22		$0.06	27.3%

Weighted average common shares outstanding:
Basic	53,316		52,062		1,254	2.4%

Diluted	56,002		55,467		535	1.0%

The following table reconciles EBITDA to net income:

	Three Months
	Ended March 31,
	2007	2006
	(In thousands)

Net income	$15,794	$12,084
Depreciation and amortization	3,453	2,736
Interest, net	1,733	943
Provision for income taxes	10,383	8,124

Earnings before interest, taxes, depreciation and amortization (EBITDA)	$31,363	$23,887

EBITDA as a percentage of revenue	13.3%	12.4%